EXHIBIT 99.1

Molecular Imaging Corporation

Secures $3.2 Million Financing Package

- Company refinances $3.4 million in equipment leases -

SAN DIEGO, CA—May 14, 2003—Molecular Imaging Corporation (OTCBB: MLRI), formerly known as Mobile PET Systems, Inc., today announced that it has secured a $3.2 million asset-based finance facility provided by Meridian Commercial Healthcare Finance, LLC (Meridian). The company intends to use available funds under the facility for potential Positron Emission Tomography (PET) imaging center acquisitions and for additional working capital.

In a separate transaction, the Company entered into an agreement with Ascendiant Capital Group, LLC and its affiliate, Ascendiant PET Partners-I, LLC (Ascendiant), to refinance certain equipment leases assigned to Ascendiant, for approximately $3.4 million, through the modification of the terms of the equipment leases.

“The credit facilities provided by Ascendiant and Meridian will help drive the company’s growth, primarily through the anticipated acquisition of strategic PET imaging centers,” said Paul J. Crowe, Chief Executive Officer of Molecular Imaging Corporation “Our goal is to leverage these assets to enhance the company’s revenue growth and profitability, ultimately improving shareholder value.”

“Molecular Imaging Corporation, a leading service provider of cutting-edge medical diagnostic technology, is representative of the type of organization that Meridian is committed to funding,” said James R. Irwin, Chief Executive Officer of Meridian. “As an established financing company to the healthcare industry, we believe that Molecular Imaging Corporation’s growth strategy, market opportunity and experienced management team provide a great opportunity for Meridian to play a key role in providing growth capital financing to the company.”

“Molecular Imaging Corporation is positioned for strategic growth in several different areas as the Company expands its operating platform and nationwide presence,” said Mark Bergendahl, Ascendiant Capital’s Co-Founder and Managing Director. “Ascendiant has established a strong working relationship with the Company through this transaction. We anticipate our relationship with the Company to be long and mutually rewarding.”

About PET

Positron Emission Tomography (PET) is a medical imaging procedure that displays metabolic and functional characteristics of disease. Because disease processes like cancer, cardiac and neurological disorders often exhibit altered metabolism before the anatomy is changed, PET helps physicians effectively detect these disease processes at their earliest stages. That information helps define and guide appropriate treatment options, which can eliminate redundant testing, hospitalization or non-beneficial therapies.

About Molecular Imaging Corporation

Molecular Imaging Corporation (www.molecularimagingcorp.com) is a leading, dedicated, national service provider of Positron Emission Tomography (“PET”) a molecular imaging procedure to the healthcare industry. PET is a powerful, information-based procedure used to diagnose, monitor and assess disease severity for many cancers, cardiovascular disease and neurological disorders. The Company operates 22 mobile and permanent (fixed) imaging sites for hospitals, medical centers and physician offices across 22 states in the U.S. To date, the Company has provided over 55,000 PET procedures. The Company’s clinical web site, www.PETadvances.com, addresses questions about the various cancers and how molecular imaging can assist and benefit physicians and their patients.

About Ascendiant Capital Group, LLC

Ascendiant Capital Group, LLC is a specialized investment banking and business development consulting firm for public and private emerging growth companies. Ascendiant Capital provides a wide range of financial and business advisory services, including strategic guidance and support, and assistance with equity and debt financing, domestic and international business development, and mergers and acquisitions. For additional information, please visit www.ascendiant.com, or contact Bradley J. Wilhite, Managing Director at 949-756-1010 or bwilhite@ascendiant.com.

About Meridian Commercial Healthcare Finance, LLC

Meridian Commercial Healthcare Finance, LLC provides funding to the healthcare industry, offering working capital and equipment leases to hospitals, nursing homes, home health entities, and other medical providers throughout the US. Meridian does not focus on credit or balance sheet issues and does not require personal guarantees. Fundings range in size from $500,000 to $25 million. For additional information, please visit www.meridianchf.com, or contact James R. Irwin, Chief Executive Officer, at (877) 220-0033 or jirwin@meridianchf.com.

Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the company with the Securities and Exchange Commission. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward the forward-looking statements contained herein. The companies undertake no obligation to publicly release statements made to reflect events or circumstances after the date hereof.

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